Exhibit 10.10

THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of April 26, 2019.

BETWEEN:                                                                                                                                                                        MILESTONE PHARMACEUTICALS INC., a corporation duly incorporated under the Canada Business Corporations Act, having its head office at 1111 Dr. Frederik-Philips Blvd., Suite 420, Montréal, Québec, H4M 2X6

(hereinafter, the “Corporation”)

AND:                                                                                                                                                                                                                PHILIPPE DOUVILLE, residing and domiciled at

(hereinafter, the “Executive”)

WHEREAS, as of March 2, 2017, the Corporation entered into a second amended and restated employment agreement with the Executive (the “Previous Agreement”);

WHEREAS the Corporation and the Executive have decided to amend and restate the Previous Agreement pursuant to the terms and conditions set forth in this new agreement (the “Agreement”) that will supersede the Previous Agreement as of the date hereof;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth herein, the receipt, adequacy and sufficiency of which is hereby acknowledged, the Corporation and Executive, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1                               The following words, wherever used in this Agreement, shall, unless there is something in the context inconsistent therewith, have the following meaning:

“Board” means the Board of Directors of the Corporation;

“Business” means the business conducted or proposed to be conducted by the Corporation from time to time, including a drug development company  developing treatment for PSVT, stable angina and other transient cardiovascular conditions;

“Cause” means (i) a failure or refusal by the Executive to perform Executive’s customary duties or services for the Corporation, or its affiliates without lawful justification provided the Executive fails to correct such failure or refusal within a reasonable period of time, but no later than 15 days after receipt of notice; (ii) the Executive’s conviction for a criminal act or other offence pursuant to the provisions of the Criminal Code of Canada or any other criminal or penal statute of any jurisdiction; (iii) a material breach by the Executive of, or the Executive’s failure or refusal to perform, in any material respect, any of Executive’s obligations under this Agreement or invention and confidentiality agreement with respect to Executive invention and confidentiality agreement, any breach to the extent it cannot be remedied, or (iv) gross negligence, wilful misconduct or fraud by the Executive in the performance of his duties;

“Change of Control” has the meaning attributed to such term in the Corporation’s 2019 Equity Incentive Plan;

“Confidential Information” means all information of a confidential nature including, without limiting the generality of the foregoing, all information related to processes, formulas, research, developments, financial information, marketing information, trade secrets, devices, data, studies, source codes, names of or lists of Customers, Prospective Customers, suppliers or distributors developed by the Executive, by or on behalf of the Corporation, or howsoever received by the Executive or the Corporation from, through or relating to the Corporation, its affiliates, its Customers and/or its Prospective Customers in whatever form (whether oral, written, machine readable or otherwise), that in any way pertains to the Corporation, its Business, its affiliates, its Customers or Prospective Customers; provided, however, that the term “Confidential Information” does not include information that:

(a)                                 is in the public domain, without any fault or responsibility on the part of the Executive;

(b)                                 is properly within the legitimate possession of the Executive prior to its disclosure hereunder and without any obligation of confidentiality attaching thereto;

(c)                                  is independently developed by the Executive through Persons who have not had access to, or knowledge of the Confidential Information; or

(d)                                 is approved in writing by the Corporation for disclosure prior to its actual disclosure;

“Customers” means any and all Persons having purchased, retained or utilized the Corporation’s goods or services in the course of the Business;

“Good Reason” means the termination by the Executive of this Agreement if there is: (a) a material reduction by the Corporation in his salary or remuneration (other than a proportional decrease applicable to all executives of the Corporation); (b) the failure of the Corporation to pay the Executive any portion of his salary or remuneration at the time such payment is due, which breach is not cured within 30 days after such Executive provides written notice to the Corporation thereof; or (c) a material unilateral reduction in the responsibilities or duties of such Executive;

“Incapacity” means any medical condition whatsoever that leads to the Executive’s absence from his job functions for a continuous period of six months, without the Executive being able to resume functions on a full time basis at the expiration of such period; and unsuccessful attempts to return to work for periods under 15 days will not interrupt the calculation of such six months period;

“Person” means an individual, corporation, Corporation, cooperative, partnership, trust, unincorporated association, entity with juridical personality or governmental body and pronouns that refer to a Person have a similarly extended meaning; and

“Prospective Customer” means any and all Persons solicited by or on behalf of the Corporation or that have contacted the Corporation within the 12 months preceding the termination of the Executive’s employment with the Corporation, for purposes relating to the sale of products or services with respect to the Business.

ARTICLE 2
TERMS AND DUTIES

2.1                               Duties

The Corporation appoints the Executive to undertake the duties and exercise the powers of Chief Scientific Officer (“CSO”). The Executive agrees to be bound by the terms and conditions of this Agreement and to report to the Chief Executive Officer.

2.2                               Term

Subject to the provisions of this Agreement concerning the termination of the employment services, the term of this Agreement will be for an indeterminate period of time starting as of the date of signature of this Agreement. For the purpose of this Agreement, the Executive’s continuous service started on December 20, 2006.

2.3                               Full Time and Attention

Consistent with his position with the Corporation, the Executive shall:

(i)                                     devote the whole of his working time, attention and skill to his duties hereunder; and

(ii)                                  use his best efforts to promote the interests of the Corporation and its affiliates. The Executive may not serve as a member of the board of directors of any entity other than the Corporation, except for charitable organisations or unless the Executive is authorized by the Board in its sole discretion.

ARTICLE 3
SALARY

The Executive shall receive a gross annual base salary of CAD$350,000 (the “Base Salary”), less federal, provincial and any other applicable deductions and withholdings, as the case may be, which will be paid in accordance with the Corporation practices and procedures as they may exist from time to time. The Base Salary will be reviewed on an annual basis. Future increases in Base Salary (if any) will be at the sole discretion of the Board.

ARTICLE 4
BONUS

4.1                               Bonus Eligibility

In addition to Base Salary, the Executive will be eligible to receive a bonus of up to 35% of the Executive’s Base Salary (the “Bonus”).  The amount of the Bonus, if any, will be determined in the sole discretion of the Corporation based on the Executive’s performance and the performance of the Corporation during the calendar year.  Bonus components and criteria are to be determined by the Compensation Committee of the Board (the “Compensation Committee”).

4.2                               Bonus Payment

Bonus eligibility is conditional upon the Executive remaining in the active employment of the Corporation for the entire calendar year. The Corporation will pay the Executive his Bonus, if any, by no later than March 15th of the following calendar year.

ARTICLE 5
BENEFITS

The Executive shall have the right to participate in all Executive benefit programs and/or similar plans granted to management employees of the Corporation, the whole in accordance with the programs or plans that the Corporation may institute from time to time or as may otherwise be required under any applicable law. The Corporation regularly reviews the benefit plans and programs and accordingly, reserves the right to amend or discontinue the benefit plans and programs where deemed appropriate and without advance notice to the Executive.

ARTICLE 6
VACATION

The Executive’s annual vacation entitlement will be four weeks (20 business days). Payment of all vacation pay will be at Base Salary. The Executive is required to arrange vacation time to suit the essential business needs of the Corporation. Unused vacation entitlement may, for valid business reasons, be carried over into the first following calendar year up to a maximum of two weeks (10 business days). No further vacation carry over will be permitted by the Corporation. If not carried over and used within the time permitted, other accrued vacation entitlement which is not carried over will be forfeited and removed from the Corporation’s records.

ARTICLE 7
EXPENSES

The Corporation shall reimburse the Executive for reasonable travel and other business expenses incurred by the Executive in performing his duties in accordance with the Corporation’s policies as set out by the Board.

ARTICLE 8
STOCK OPTION PLAN

The Executive shall be eligible to participate in the Corporation’s Stock Option Plans, as approved by the Board and as amended from time to time (the “Stock Option Plans”). The vesting of stock options (“Options”), and the subsequent exercise of such Options shall be governed in all respects by the Stock Option Plans and the grant documents.

ARTICLE 9
LOYALTY

9.1                               The Executive shall, while employed by the Corporation, devote to the Corporation his entire time and attention exclusively to the business and interests of the Corporation and that he will perform to the entire satisfaction of the Corporation, such duties as may be assigned to him and that he will do his utmost to further enhance and develop the business interests and welfare of the Corporation.

9.2                               The Executive shall, while employed by the Corporation, act with diligence, loyalty and honesty.

9.3                               Without limiting the generality of the foregoing, it is understood that the Executive shall not engage in business duties other than those provided for in this Agreement, nor be employed with respect, or in relation, to any Person other than the Corporation without the prior written consent of the Corporation.

9.4                               All business opportunities that are offered to the Executive during the term of the Executive’s employment and that directly or indirectly relate to the Business of the Corporation (or any of its affiliates) will be disclosed to the Corporation by the Executive and will belong to the Corporation. If the Corporation rejects any such business opportunity, determines that the opportunity is not one that is directly competitive with the Corporation (or any of its affiliates), and determines that the opportunity does not interfere with the performance of the Executive’s duties under this Agreement, then the Corporation may, at its sole discretion, permit the Executive to pursue the opportunity by providing the Executive with written notice to do so.

9.5                               For purposes of this section, “business opportunities” does not include the Executive’s investments in other publicly-traded companies when those investments equal five percent or less of the relevant Corporation’s total stock.

9.6                               Nothing herein shall prevent the Executive from undertaking charitable, community or recreational activities that are not in conflict with his obligations hereunder.

ARTICLE 10
CONFIDENTIALITY

10.1                        The Executive hereby agrees not to use, divulge, diffuse, sell, transfer, give, publish, circulate, or otherwise distribute to any Person, or otherwise disclose to the public, any Confidential Information, during his employment with the Corporation and perpetually following the termination of his employment with the Corporation for any reason

(including termination without Cause or for Cause), except if so required in the context of his employment with the Corporation and if so authorized by the Corporation.

10.2                        The Executive will however have the right to make use of Confidential Information as required in the performance of his duties provided that he shall at all times take necessary, useful and desirable measures to prevent the unauthorized use or disclosure of Confidential Information.

10.3                        Confidential Information and all embodiments thereof (including any reproduction) will remain the sole property of the Corporation, of its Customers or of its owner, as the case may be, and shall be returned to the Corporation or to its Customers immediately upon request to this effect or immediately after termination of the Executive’s employment for any reason.

10.4                        Notwithstanding any provision hereof, nothing in this Agreement will prevent the disclosure of Confidential Information if such disclosure must be made in response to the formal request of a governmental body, agency or a court of law or is otherwise required under any applicable law; it being understood, however, that to the extent possible, the Executive shall inform the Corporation of such request immediately and prior to disclosure in order to allow the Corporation, its Customers or the owner, as applicable to take the appropriate measures to contest such request for disclosure if it so decides.  The Executive shall fully cooperate with the Corporation, its Customers or the owner, as applicable, in its efforts to contest such request for disclosure.

10.5                        The Corporation is not asking for any confidential information that the Executive may have received from prior employers. The Executive acknowledges that he will not provide any confidential information he may have received while working for previous employers.

10.6                        Upon execution and delivery of this Agreement, the Executive shall execute and deliver the Corporation’s Proprietary Information and Inventions Agreement to the Corporation.

ARTICLE 11
OBLIGATION OF NON-COMPETITION

The Executive shall not, during his employment and for a period of 12 months following the termination of his employment with the Corporation, on his own behalf, or on behalf of any Person, directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, mandatory, mandatory, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee or by, through or in connection with any Person, carry on or be engaged in or have any financial or other interest in or otherwise commercially involved in any endeavour, activity or business which is in competition with the Business, on the territory of Canada, the United States of America or Europe.

ARTICLE 12
OBLIGATION OF NON-SOLICITATION OF CUSTOMERS

The Executive shall not, during his employment and for a period of 12 months following the termination of his employment with the Corporation, on his own behalf or on behalf of any other Person, directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, mandatory, mandatary, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee or by, through or in connection with any Person:

(a)                                 canvass or solicit (or procure or assist in the canvassing or solicitation of) any Customer or Prospective Customer with a view to supplying to such Person goods or services that compete with the goods and services of the Business; or

(b)                                 accept (or procure or assist in the acceptance of) any business from any Customer or Prospective Customer that would involve supplying goods or services that compete with the goods or services of the Business.

ARTICLE 13
OBLIGATION OF NON-SOLICITATION OF EMPLOYEES

The Executive shall not, during his employment and for a period of 12 months following the termination of his employment with the Corporation, on his own behalf or on behalf of any Person (the Executive and such Person being defined as the “Soliciting Party”), directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, mandatory, mandatary, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchisor, franchisee, distributor, consultant, supplier, trustee or by, through or in connection with any Person employ, solicit or assist any Person to solicit any employee of the Corporation, or any individual who was employed by the Corporation during the six months preceding termination of the Executive’s employment with the Corporation, whether or not such individual would commit any breach of his or her contract or terms of employment by reason of his or her leaving the employ of the Corporation or such affiliate, provided, however, that it shall not be prohibited from employing any such individual who contacts the Soliciting Party on his own initiative and without any direct or indirect solicitation by the Soliciting Party (for the purposes of this paragraph “direct or indirect solicitation” shall not include generalized searches for employees through (i) the publication of an advertisement or other public announcement, or (ii) the use of a recruiting or employment agency to whom the name of an individual employed by the Corporation has been provided by the Corporation).

ARTICLE 14
OBLIGATION OF NON-DISPARAGEMENT

The Executive and the Corporation covenant and agree that neither party shall engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumours, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the other party, which in the case of the Corporation, includes its management.

ARTICLE 15
TERMINATION OF THE AGREEMENT

15.1                        The parties hereto acknowledge and expressly agree that this Agreement may be terminated in any of the following circumstances:

(a)                                 at any time by the Corporation, for Cause, without notice to the Executive;

(b)                                 at any time by the Corporation, other than for Cause;

(c)                                  upon the death or the Incapacity of the Executive, without notice; or

(d)                                 at any time by the Executive upon three month prior written notice.

15.2                        In the event of the termination of the Executive’s employment pursuant to subsection 15.1(a), 15.1(b), 15.1(d) or for Good Reasons, all compensation payable pursuant to Article 3, Article 4, Article 5 and Article 6 will terminate (as of the effective date of each such termination) except that the Corporation shall pay to the Executive such portion of his Base Salary payable under Article 3, all vacation pay and deferred salary as has accrued by virtue of his employment during the period prior to termination and has not yet been paid, his Bonus if the Executive has remained in the active employment of the Corporation for the entire calendar year and such Bonus has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred prior to termination and have not yet been paid. In the event of a termination of the Executive’s employment pursuant to subsection 15.1(a), the Executive shall not be entitled to any further amount or compensation and shall not have the right to claim damages or severance pay for termination.

15.3                        In the event of termination of the Agreement without Cause by the Corporation or for Good Reasons by the Executive, the Executive shall be entitled to severance pay equivalent to:

(a)                                 twelve (12) months (or such longer time period as required by applicable law) of Base Salary as defined in Article 3 and the Bonus for such twelve-month severance period at the rate in effect at the time of termination if the termination occurs upon a Change of Control or within thirty (30) days prior to, or within twelve (12) months following, a Change of Control; or

(b)                                 nine (9) months (or such longer time period as required by applicable law) of Base Salary as defined in Article 3 in all other cases.

Severance pay shall be payable in monthly instalments in accordance with the Corporation’s normal payroll practices until the full amount of the severance pay has been paid. The Executive will also continue to participate in the Corporation’s group life insurance, health (except out of country) and dental benefit plans for the period during which the Executive is entitled to severance pay, or until the date on which the Executive begins alternate employment, whichever occurs first. The Executive will not be entitled to any further amount or compensation and will not have the right to claim damages for termination.

15.4                        In the event of the termination of the Executive’s employment pursuant to subsection 15.1(c) upon his death or Incapacity, all compensation payable pursuant to Article 3, Article 4, Article 5 and Article 6 will terminate except that the Corporation will pay to the Executive (or his legal representatives) such portion of his Base Salary payable under Article 3 and all vacation pay and deferred salary as has accrued by virtue of his employment during the period prior to termination and has not yet been paid his bonus if the Executive has remained in the active employment of the Corporation for the entire calendar year and such bonus has not yet been paid, together with any amounts for expense reimbursement and similar items which have been properly incurred prior to termination and have not yet been paid. The Executive (or his legal representatives) will not be entitled to any further amount or compensation and shall not have the right to claim damages or severance pay for termination.

15.5                        In the event that the Executive voluntarily terminates this Agreement upon three months prior written notice pursuant to subsection 15.1(d), the Executive will not be eligible for the Bonus as outlined in the Article 4 (except if the Executive has remained in the active employment of the Corporation for the entire calendar year and such bonus has not yet been paid) and any severance pay, unless otherwise agreed by the Corporation.

15.6                        The Executive agrees to return to the Corporation, immediately upon termination of his employment with the Corporation, and without making any copies or disclosing information relating thereto, any and all documents, equipment and other property belonging to the Corporation.

15.7                        Each of the Corporation and the Executive confirm that the provisions of Article 15 are reasonable and the total amount payable as outlined therein is an amount which has been agreed between them to be payable hereunder and is a reasonable estimate of the damages which will be suffered by the Executive in the event of a termination without Cause and shall not be construed as a penalty. The Executive agrees to accept the payment provided for in Article 15 in full satisfaction of any and all claims he has or may have against the Corporation and the Executive agrees to release the Corporation with respect to same upon payment of said sums.

15.8                        Following the termination of the Executive’s employment for any reason, the Executive’s rights and obligations concerning (a) any stock options granted under the Corporation’s then in force Stock Option Plans will be determined by the terms and conditions of such plan and the relevant stock option grant and the terms of this Agreement; (b) any shares owned by the Executive will be determined by the terms and conditions of any shareholder agreement to which the Executive is subject. Notwithstanding the foregoing, if within twelve (12) months following a Change of Control the Corporation or the successor corporation terminates Executive’s employment with the Corporation or successor corporation for other than Cause, death or Incapacity, then Executive shall be entitled to acceleration of 100% of Executive’s then-unvested and outstanding options.

15.9                        Following the termination of the Executive’s employment for any reason, the Executive hereby agrees to resign from any offices, positions that he may have or may have held with the Corporation.

15.10                 If the Executive is a U.S. taxpayer at the time of termination of his employment, the provisions of Schedule A shall apply.

ARTICLE 16
GENERAL

16.1                        Preamble.  The above preamble forms an integral part of this Agreement.

16.2                        Assignment.  This Agreement is personal and may not be assigned by the Executive. This Agreement will be binding upon and shall enure to the benefit of the parties and their respective successors, assigns and legal representatives. The Corporation will be entitled to assign this Agreement and its rights and obligations hereunder to any affiliate or to the purchaser of substantially all of the assets of the Corporation.

16.3                        Counterparts.  This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts will be deemed as an original, will be construed together and will constitute one and the same instrument.

16.4                        Notices. Any notice to be given by either party to the other must be in writing and will be deemed to have been given on the date it is delivered personally, by confirmed facsimile transmission or electronic mail, or on the third day after it is sent by registered or certified mail, return receipt requested.  Notice to the Executive will also be sufficient if made or addressed to the Executive’s personal residence address as reflected above and updated from time to time in the records of the Corporation and to the Corporation’s address reflected above.  Each party may change the address for notice to such party by giving notice of the change in accordance with the provisions of this paragraph.

16.5                        Remedies.  Each party to this Agreement is entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all of its rights existing in its favour.  The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for injunctive relief in order to enforce or prevent any violation of the provisions of this Agreement.

16.6                        Governing Law.  This Agreement is governed by and interpreted and construed in accordance with the laws of the Province of Québec and the laws of Canada applicable therein.

16.7                        Severability.  Any article, section, subsection or other subdivision of this Agreement or any other provision of this Agreement that is deemed to be or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof which shall remain in full force and effect.

16.8                        Entire Agreement.  This Agreement together with any instruments to be delivered pursuant hereto constitute the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, by or among the said parties in respect of such subject matter.  Without limiting the generality of the foregoing, it is understood that this Agreement, supersedes any prior agreement, whether oral or written, pertaining to the Executive’s employment.

16.9                        Waiver.  No waiver by any party, expressed or implied, of a default or breach of any term, covenant or condition of this Agreement will be deemed to be a waiver of any other or a subsequent default or breach.  Failure of a party to declare any default or delay by any party in taking action with respect to a default will not constitute a waiver of such default.

16.10                 Gender.  Any reference in this Agreement to any gender shall include all genders, and words used herein importing the singular number only shall include the plural number and vice versa.

16.11                 Privacy. The Executive consents to the Corporation and any affiliate collecting, using and disclosing the Executive’s personal information to establish, manage, terminate and/or otherwise to administer the employment relationship.

16.12                 Language.  The parties hereto acknowledge that they have requested and are satisfied that this Agreement and all related documents (including employee communications) be drawn in the English language.  Les parties aux présentes reconnaissent que la présente entente et les documents qui s’y rattachent (incluant les communications avec l’employé) soient rédigés en langue anglaise.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

MILESTONE PHARMACEUTICALS INC.

By :	/s/ Joseph Oliveto	/s/ Philippe Douville
	Name : Joseph Oliveto	Philippe Douville
Title: President and CEO

Third Amended and Restated Employment Agreement — P. Douville

SCHEDULE A

Parachute Payments

1.                                      If any payment or benefit Executive would receive from the Corporation or otherwise in connection with a Change of Control or other similar transaction (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”).  Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A of the Code that would not otherwise be subject to taxes pursuant to Section 409A of the Code, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A of the Code as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest  economic benefit for Executive as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.

2.                                      Unless Executive and the Corporation agree on an alternative accounting firm, the accounting firm engaged by the Corporation for general tax compliance purposes as of the day prior to the effective date of the change of control transaction triggering the Payment shall perform the foregoing calculations.  If the accounting firm so engaged by the Corporation is serving as accountant or auditor for the individual, entity or group effecting the change of control transaction, the Corporation shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Corporation shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.  The Corporation shall use commercially reasonable efforts to cause the accounting firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Corporation within 15 calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Corporation) or such other time as requested by Executive or the Corporation.

3.                                      If Executive receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of the first paragraph of this Section and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive shall promptly return to the Corporation a sufficient amount of the Payment (after reduction pursuant to clause (x) of the first paragraph of this Section so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) in the first paragraph of this Section, Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

4.                                      Section 409A of the Code.

4.1       Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A of the Code (together, the “Deferred Compensation Separation Benefits”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

4.2       Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Compensation Separation Benefits that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

4.3       Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

4.4       Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit will not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.  For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding Executive’s taxable year of Executive’s termination of employment as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.

4.5       The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.  The Corporation and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.